Exhibit 99.1

Contact:	Investor Relations

W. Douglass Harris

William Lyon Homes

(949) 833-3600

WILLIAM LYON HOMES REPORTS

FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Financial Highlights

2007 Fourth Quarter

•	Net new home orders of 359, down 29%

•	New home deliveries of 797, down 15%

•	Consolidated operating revenue of $446.0 million, down 4%

•	Homebuilding gross margins of $35.1 million, down 59%

•	Homebuilding gross margin percentage of 9.5%, down 880 basis points

•	Loss on sales of land of $87.7 million

•	Impairment loss on real estate assets of $84.5 million

•	Net loss of $185.9 million

2007 Full Year

•	Net new home orders of 1,855, down 16%

•	New home deliveries of 2,182, down 24%

•	Consolidated operating revenue of $1.105 billion, down 26%

•	Homebuilding gross margins of $129.3 million, down 59%

•	Homebuilding gross margin percentage of 12.9%, down 860 basis points

•	Loss on sales of land of $83.0 million

•	Impairment loss on real estate assets of $231.1 million

•	Net loss of $349.4 million

NEWPORT BEACH, CA—February 27, 2008—William Lyon Homes today reported a net loss of $185,940,000 for the fourth quarter ended December 31, 2007, as compared to net income of $7,681,000 for the comparable period a year ago. Consolidated operating revenue decreased 4% to $445,984,000 for the quarter ended December 31, 2007, as compared to $465,338,000 for the comparable period a year ago. Operating revenue from home sales decreased 20% to $370,705,000 for the quarter ended December 31, 2007, as compared to $460,981,000 for the comparable period a year ago.

For the year ended December 31, 2007, the Company reported a net loss of $349,408,000, as compared to net income of $74,778,000 for the comparable period a year ago. Consolidated operating revenue decreased 26% to $1,105,357,000 for the year ended December 31, 2007, as compared with $1,492,221,000 for the comparable period a year ago. Operating revenue from home sales decreased 32% to $1,002,549,000 for the year ended December 31, 2007, as compared to $1,478,694,000 for the comparable period a year ago.

During 2007 and 2008, in response to the slow-down in the homebuilding industry, the Company entered into certain land sales transactions to improve its liquidity and to reduce its overall debt. Operating revenue for the three months ended December 31, 2007 and 2006 included $75,279,000 and $4,357,000, respectively, from the sales of land resulting in gross losses of approximately $87,741,000 and $3,537,000, respectively. Operating revenue for the years ended December 31, 2007 and 2006 included $102,808,000 and $13,527,000, respectively, from the sales of land resulting in gross losses of approximately $82,985,000 and $2,997,000, respectively. In addition, losses of approximately $40,282,000 related to a portion of the land sales which closed in January 2008 have been reflected in the Consolidated Statements of Operations as Impairment Loss on Real Estate Assets for the three and twelve months ended December 31, 2007.

In addition, the Company incurred costs of approximately $16,962,000 and $19,810,000 during the three months and twelve months ended December 31, 2007, respectively, related to the abandonment and write-off of project pre-acquisition costs and land option deposits for certain of the Company’s potential projects, which are included in cost of sales - lots, land and other in the Consolidated Statements of Operations.

The Company incurred impairment losses on real estate assets of $84,454,000 and $25,870,000 for the three months ended December 31, 2007 and 2006, respectively, and $231,120,000 and $39,895,000 for the twelve months ended December 31, 2007 and 2006, respectively. The impairments were primarily attributable to slower than anticipated home sales and lower than anticipated net revenue due to softening market conditions. As a result, the future undiscounted cash flows estimated to be generated were determined to be less than the carrying amount of the assets. Accordingly, the real estate assets were written-down to their estimated fair value.

The Company’s combined results including joint ventures were as follows: The number of homes closed for the three months ended December 31, 2007 was 797, down 15% as compared to 938 for the three months ended December 31, 2006. The number of homes closed for the year ended December 31, 2007 was 2,182, a decrease of 24% as compared to 2,887 for the year ended December 31, 2006. The Company’s backlog of homes sold but not closed was 279 at December 31, 2007, down 54% from 606 at December 31, 2006. The Company’s dollar amount of backlog of homes sold but not closed at December 31, 2007, was $107,893,000, down 63% from $295,505,000 at December 31, 2006. The cancellation rate of buyers who contracted to buy a home but did not close escrow was approximately 33% during 2007 and 33% during 2006.

Net new home orders for the three months ended December 31, 2007 were 359, a decrease of 29% as compared to 504 for the three months ended December 31, 2006. Net new home orders for the year ended December 31, 2007 were 1,855, a decrease of 16% as compared to 2,202 for the year ended December 31, 2006. The average number of sales locations was 57 for the year ended December 31, 2007, an increase of 10% as compared to 52 for the year ended December 31, 2006.

During the fourth quarter of 2007, the average sales price of homes (including joint ventures) was $465,100, down 5% as compared to $491,500 for the comparable period a year ago. For the year ended December 31, 2007, the average sales price of homes (including joint ventures) was $459,500, down 10% as compared to $512,200 for the year ended December 31, 2006. The lower average sales price was primarily due to (1) price depreciation in certain markets resulting from the slowing of new orders and competitive pressures and (2) a change in product mix.

For the quarter ended December 31, 2007, the Company’s homebuilding gross margin percentage decreased to 9.5% from 18.3% for the quarter ended December 31, 2006. For the year ended December 31, 2007, the Company’s homebuilding gross margin percentage decreased to 12.9% from 21.5% for the year ended December 31, 2006. These lower gross margin percentages were primarily due to a decrease in average sales prices, the earlier close out of projects with higher gross margins and a shift in product mix.

In 2007, the Company took actions to reduce its overall cost structure and improve operating efficiencies by reducing its Company-wide headcount. In connection with these reductions, certain operating divisions have been consolidated to centralize operations and achieve additional operating efficiencies.

Effective on January 1, 2007, the Company made an election in accordance with federal and state regulations to be taxed as an “S” corporation rather than a “C” corporation. Under this election, the Company’s taxable income flows through to and is reported on the personal tax returns of its shareholders. The shareholders are responsible for paying the appropriate taxes based on this election. The Company does not pay any federal taxes under this election and is only required to pay certain state taxes, based on a rate of approximately 1.5% of taxable income. As a result of this election, the Company’s provision for income taxes for the year ended December 31, 2007 included a reduction of deferred tax assets of $31,887,000 due to the elimination of any future tax benefit by the Company from such assets. In addition, unused recognized built-in losses in the amount of $19,414,000 are no longer available to the Company.

Prior to March 15, 2008, the Company and its shareholders expect to make a revocation of the “S” corporation election effective on January 1, 2008. As a result of this revocation, the Company will be taxed as a “C” corporation. The shareholders will not be able to elect “S” corporation status for at least five years. The revocation of the “S” corporation election will allow taxable losses generated in 2008 to be carried back to the 2006 “C” corporation year. As a result of the contemplated change in tax status, the Company anticipates that it will record a deferred tax asset of approximately $35,000,000-$40,000,000 as of January 1, 2008. The recorded deferred tax asset reflects the tax refund for the anticipated carry back of the estimated 2008 tax loss to 2006 as a result of the reversal of temporary differences in 2008.

General William Lyon, Chairman and Chief Executive Officer, stated “While 2007 was a difficult year for the Company and the entire homebuilding industry, we made some significant decisions to align our operations to a level consistent with our current and expected future lower levels of volume and to enter into certain land sales transactions to improve our liquidity and to reduce our overall debt”.

General Lyon further stated “In an industry where no immediate improvement of current market conditions can be reasonably predicted, we believe that we have undertaken the necessary steps to protect our financial position for the immediate future”.

Douglas F. Bauer, President and Chief Operating Officer, stated “We will continue to monitor each of our markets carefully so as to position our products successfully in a marketplace which continues to be extremely competitive. At the same time, we will be evaluating additional transactions which could improve our liquidity and reduce our overall debt as we face some challenging market conditions ahead.”

Selected financial and operating information for the Company, including joint ventures, is set forth in greater detail in a schedule attached to this release.

The Company will hold a conference call on Thursday, February 28, 2008 at 11:00 a.m. Pacific Time to discuss the fourth quarter and year end 2007 earnings results. The dial-in number is (866) 271-0675 (enter passcode number 39868842). Participants may call in beginning at 10:45 a.m. Pacific Time. In addition, the call will be broadcast from William Lyon Homes’ website at www.lyonhomes.com in the “Investor Relations” section of the site. The call will be recorded and replayed beginning on February 28, 2008 at 1:00 p.m. Pacific Time through midnight on March 14, 2008. The dial-in number for the replay is (888) 286-8010 (enter passcode number 57414115). Replays of the call will also be available on the Company’s website approximately two hours after broadcast.

William Lyon Homes is primarily engaged in the design, construction and sales of new single-family detached and attached homes in California, Arizona and Nevada. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s web-site at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, terrorism or hostilities involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Three Months Ended December 31,
	2007			2006
	Wholly- Owned	Joint Ventures	Consolidated Total	Wholly- Owned	Joint Ventures	Consolidated Total
Selected Financial Information
(dollars in thousands)
Homes closed	734	63	797	831	107	938

Home sales revenue	$345,640	$25,065	$370,705	$417,523	$43,458	$460,981
Cost of sales	(316,375)	(19,209)	(335,584)	(343,328)	(32,951)	(376,279)

Gross margin	$29,265	$5,856	$35,121	$74,195	$10,507	$84,702

Gross margin percentage	8.5%	23.4%	9.5%	17.8%	24.2%	18.3%

Number of homes closed
California	538	63	601	469	107	576
Arizona	106	—	106	217	—	217
Nevada	90	—	90	145	—	145

Total	734	63	797	831	107	938

Average sales price
California	$539,700	$397,900	$524,800	$638,700	$406,100	$595,500
Arizona	250,800	—	250,800	298,700	—	298,700
Nevada	319,100	—	319,100	366,500	—	366,500

Total	$470,900	$397,900	$465,100	$502,400	$406,100	$491,500

Number of net new home orders
California	242	16	258	264	71	335
Arizona	35	—	35	45	—	45
Nevada	66	—	66	124	—	124

Total	343	16	359	433	71	504

Average number of sales locations during quarter
California	44	5	49	32	7	39
Arizona	4	—	4	6	—	6
Nevada	11	—	11	11	—	11

Total	59	5	64	49	7	56

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION (Continued)

(unaudited)

	As of December 31,
	2007			2006
	Wholly- Owned	Joint Ventures	Consolidated Total	Wholly- Owned	Joint Ventures	Consolidated Total
Backlog of homes sold but not closed at end of period
California	168	17	185	303	52	355
Arizona	67	—	67	191	—	191
Nevada	27	—	27	60	—	60

Total	262	17	279	554	52	606

Dollar amount of homes sold but not closed at end of period (in thousands)
California	$80,310	$5,156	$85,466	$197,123	$24,122	$221,245
Arizona	15,627	—	15,627	51,852	—	51,852
Nevada	6,800	—	6,800	22,408	—	22,408

Total	$102,737	$5,156	$107,893	$271,383	$24,122	$295,505

Lots controlled at end of period Owned lots
California	3,428	914	4,342	4,895	530	5,425
Arizona	4,481	1,745	6,226	3,996	2,568	6,564
Nevada	3,056	—	3,056	1,299	—	1,299

Total	10,965	2,659	13,624	10,190	3,098	13,288

Optioned lots (1)
California			534			2,872
Arizona			303			3,492
Nevada			—			1,013

Total			837			7,377

Total lots controlled
California			4,876			8,297
Arizona			6,529			10,056
Nevada			3,056			2,312

Total			14,461			20,665

(1)	Optioned lots may be purchased as wholly-owned projects or by newly formed joint ventures.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Twelve Months Ended December 31,
	2007			2006
	Wholly- Owned	Joint Ventures	Consolidated Total	Wholly- Owned	Joint Ventures	Consolidated Total
Selected Financial Information
(dollars in thousands)
Homes closed	1,963	219	2,182	2,540	347	2,887

Home sales revenue	$910,728	$91,821	$1,002,549	$1,327,297	$151,397	$1,478,694
Cost of sales	(803,749)	(69,479)	(873,228)	(1,052,657)	(107,957)	(1,160,614)

Gross margin	$106,979	$22,342	$129,321	$274,640	$43,440	$318,080

Gross margin percentage	11.7%	24.3%	12.9%	20.7%	28.7%	21.5%

Number of homes closed
California	1,276	219	1,495	1,431	347	1,778
Arizona	420	—	420	593	—	593
Nevada	267	—	267	516	—	516

Total	1,963	219	2,182	2,540	347	2,887

Average sales price
California	$554,300	$419,300	$534,500	$646,900	$436,300	$605,800
Arizona	273,600	—	273,600	346,800	—	346,800
Nevada	331,700	—	331,700	379,700	—	379,700

Total	$463,900	$419,300	$459,500	$522,600	$436,300	$512,200

Number of net new home orders
California	1,141	184	1,325	1,111	291	1,402
Arizona	296	—	296	388	—	388
Nevada	234	—	234	412	—	412

Total	1,671	184	1,855	1,911	291	2,202

Average number of sales locations during quarter
California	36	6	42	28	6	34
Arizona	5	—	5	6	—	6
Nevada	10	—	10	12	—	12

Total	51	6	57	46	6	52

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Operating revenue
Home sales	$370,705	$460,981	$1,002,549	$1,478,694
Lots, land and other sales	75,279	4,357	102,808	13,527

	445,984	465,338	1,105,357	1,492,221

Operating costs
Cost of sales - homes	(335,584)	(376,279)	(873,228)	(1,160,614)
Cost of sales - lots, land and other	(179,982)	(7,894)	(205,603)	(16,524)
Impairment loss on real estate assets	(84,454)	(25,870)	(231,120)	(39,895)
Sales and marketing	(21,116)	(24,513)	(66,703)	(72,349)
General and administrative	(7,085)	(12,077)	(37,472)	(61,390)
Other	(385)	(4,212)	(903)	(6,502)

	(628,606)	(450,845)	(1,415,029)	(1,357,274)

Equity in income (loss) of unconsolidated joint ventures	602	(156)	304	3,242

Minority equity in income of consolidated entities	(1,144)	(4,036)	(11,126)	(16,914)

Operating (loss) income	(183,164)	10,301	(320,494)	121,275
Financial advisory expenses	—	(23)	—	(3,165)
Other income (expense), net	(292)	2,564	3,744	5,599

(Loss) income before provision for income taxes	(183,456)	12,842	(316,750)	123,709
Provision for income taxes	(2,484)	(5,161)	(32,658)	(48,931)

Net (loss) income	$(185,940)	$7,681	$(349,408)	$74,778

WILLIAM LYON HOMES

CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

	December 31,
	2007	2006
	(unaudited)
ASSETS
Cash and cash equivalents	$73,197	$38,732
Receivables	45,267	119,491
Real estate inventories
Owned	1,061,660	1,431,753
Not owned	144,265	200,667
Investments in and advances to unconsolidated joint ventures	4,671	3,560
Property and equipment, less accumulated depreciation of $12,093 and $12,465 at December 31, 2007 and 2006, respectively	16,092	16,828
Deferred loan costs	9,645	11,258
Goodwill	5,896	5,896
Other assets	14,635	50,410

	$1,375,328	$1,878,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$40,890	$48,592
Accrued expenses	67,786	111,871
Liabilities from inventories not owned	113,395	131,564
Notes payable	266,932	304,096
7 5/8 % Senior Notes due December 15, 2012	150,000	150,000
10 3/4% Senior Notes due April 1, 2013	247,553	247,218
7 1/2% Senior Notes due February 15, 2014	150,000	150,000

	1,036,556	1,143,341

Minority interest in consolidated entities	56,009	109,859

Stockholders’ equity
Common stock, par value $0.01 per share; 3,000 shares authorized; 1,000 shares outstanding at December 31, 2007 and 2006	—	—
Additional paid-in capital	48,867	43,213
Retained earnings	233,896	582,182

	282,763	625,395

	$1,375,328	$1,878,595

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

SELECTED FINANCIAL DATA (dollars in thousands):

	Three Months Ended December 31,		Last Twelve Months Ended December 31,
	2007	2006	2007	2006
Net (loss) income	$(185,940)	$7,681	$(349,408)	$74,778
Net cash provided by (used in) operating activities	$229,087	$(4,578)	$134,513	$(89,983)
Interest incurred	$20,268	$19,091	$76,497	$80,173
Adjusted EBITDA (1)	$(70,521)	$58,557	$(26,233)	$219,846
Ratio of adjusted EBITDA to interest incurred			—	2.74x

Balance Sheet Data

	December 31,
	2007	2006
Stockholders’ equity	$282,763	$625,395
Total debt	814,485	851,314

Total book capitalization	$1,097,248	$1,476,709

Ratio of debt to total book capitalization	74.2%	57.6%
Ratio of debt to total book capitalization (net of cash)	72.4%	56.5%
Ratio of debt to LTM adjusted EBITDA	—	3.87	x
Ratio of debt to LTM adjusted EBITDA (net of cash)	—	3.70	x

(1)

Adjusted EBITDA means net income plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) non-cash impairment charges, (v) depreciation and amortization and (vi) cash distributions of income from unconsolidated joint ventures less equity in income of unconsolidated joint ventures. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is not a financial measure prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA is presented herein because it is a component of certain covenants in the indentures governing the Company’s 7 5/8% Senior Notes, 10 3/4% Senior Notes and 7 1/2% Senior Notes (“Indentures”). In addition, management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized financial indicator of a company’s ability to service and/or incur debt. The calculations of adjusted EBITDA below are presented in accordance with the requirements of the Indentures. Adjusted EBITDA should not be considered as an alternative for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income to adjusted EBITDA is provided as follows:

	Three Months Ended December 31,		Last Twelve Months Ended December 31,
	2007	2006	2007	2006
Net (loss) income	$(185,940)	$7,681	$(349,408)	$74,778
Provision for income taxes	2,484	5,161	32,658	48,931
Interest expense:
Interest incurred	20,268	19,091	76,497	80,173
Interest capitalized	(20,268)	(19,091)	(76,497)	(80,173)
Amortization of capitalized interest in cost of sales	28,478	19,017	57,241	54,356
Non-cash impairment charge	84,454	25,870	231,120	39,895
Depreciation and amortization	605	672	2,460	2,529
Cash distributions of income from unconsolidated joint ventures	—	—	—	2,599
Equity in loss (income) of unconsolidated joint ventures	(602)	156	(304)	(3,242)

Adjusted EBITDA	$(70,521)	$58,557	$(26,233)	$219,846

A reconciliation of net cash provided by (used in) operating activities to adjusted EBITDA is provided as follows:

	Three Months Ended December 31,		Last Twelve Months Ended December 31,
	2007	2006	2007	2006
Net cash provided by (used in) operating activities	$229,087	$(4,578)	$134,513	$(89,983)
Interest expense:
Interest incurred	20,268	19,091	76,497	80,173
Interest capitalized	(20,268)	(19,091)	(76,497)	(80,173)
Amortization of capitalized interest in cost of sales	28,478	19,017	57,241	54,356
State income tax refund credited to additional paid-in capital	—	—	—	(10)
Federal income tax refund credited to additional paid-in capital	—	—	—	(1,820)
Minority equity in (income) loss of consolidated entities	(1,144)	(4,036)	(11,126)	(16,914)
Net changes in operating assets and liabilities:
Receivables	6,793	80,464	(81,365)	(23,990)
Real estate inventories - owned	(330,294)	(56,314)	(174,318)	147,790
Deferred loan costs	(751)	236	(1,613)	(1,065)
Other assets	(10,591)	9,970	(3,113)	20,079
Accounts payable	8,150	13,975	9,469	18,734
Accrued expenses	(249)	(177)	44,079	112,669

Adjusted EBITDA	$(70,521)	$58,557	$(26,233)	$219,846